SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 28, 2011
First Connecticut Bancorp, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	333-171913	45-1496206
(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer
incorporation or organization)		identification number)

One Farm Glen Boulevard, Farmington, CT
Farmington, Connecticut 06032
(860) 676-4600
(address and telephone number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
First Connecticut Bancorp, Inc. (“FCB”) and its banking subsidiary, Farmington Bank (the “Bank”) have taken action to complete the phase-out of its Phantom Stock Plan (the “Plan”), as contemplated in FCB’s initial public offering.  As a result of the Plan termination, awards that would otherwise vest on December 31, 2012 and 2013, have vested.  As a consequence, FCB will accelerate the expense costs related to the Plan in the second quarter of 2011 rather than over the original vesting periods. The amount of the accelerated expense is $851,262.  No awards under the Plan have been or will be awarded for the 2011 Plan year.

The Plan has been operated for the benefit of the Bank’s non-employee directors, and a select group of employees as determined by the Chief Executive Officer and the Director of Human Resources, subject to the review and approval by the Compensation and Human Resource Committee of the Board of Directors. This group includes all of FCB’s executive officers and certain other officers. Each award of phantom stock was scheduled to vest on December 31 in the third year following the year in which the phantom stock was awarded so long as such participant was employed or serving as a non-employee director on that date. Full vesting also was to occur upon a change in control, upon the death or disability of the participant, and with respect to employees, upon their normal or early retirement date.

The purpose of the Plan was to encourage participants to remain employees or provide services (in the case of directors) and to reward participants for the continued success of the Bank.  Awards of notional “phantom stock” to participating employees were based on performance criteria, while awards to non-employee directors were not based on performance criteria. The performance goals have been set each year by the Compensation and Human Resources Committee and the Board of Directors based on recommendations from the Chief Executive Officer and an assessment of what specific goals need to be set for that year.   These levels were not determined by reference to any particular factor, but determined based on the judgment of the Compensation and Human Resources Committee and the Board of Directors as to the level of awards necessary to effectively compensate the Bank’s executive officers in a manner which is internally equitable and externally competitive.  Each share of phantom stock awarded under the Plan represents a contractual right to receive an amount in cash equal to the base book value of each share plus any appreciation in book value. The base book value of a share is equal to the Bank’s book value as of December 31 of the year in which such share is awarded divided by 10,000,000, and the appreciation value is equal to the increase, if any, in the book value of one share of phantom stock of the Bank between December 31 in the year the phantom stock was granted and December 31 of the year the phantom stock vests. Because of the increase in book value occasioned by the initial public offering of the Company, participants would benefit from the capital raised in the initial public offering if the Plan were continued. As a result of the Plan’s termination, no increase in book value after December 31, 2010 will result in increased payments under the Plan.

As a result of this action, amounts payable to the Company’s named executive officers will be paid currently rather than, as originally anticipated, at the end of the two vesting periods. The amounts of the payments are probably less than they otherwise would have been as they do not take into account appreciation in the book value of the Bank after December 31, 2010 and before the scheduled vesting dates. The amounts to be paid are: (1) Chairman, President and CEO John J. Patrick, Jr.: $330,975; Chief Financial Officer Gregory A. White: $110,867; Executive Vice President Michael T. Schweighoffer: $136,072; Executive Vice President Kenneth F. Burns: $91,717; and Senior Vice President David S. Blitz: $93,746. No further payments under the Plan are to be made to these persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FIRST CONNECTICUT BANCORP, INC.

By: /s/ John J. Patrick, Jr.
John J. Patrick, Jr.
Chairman, President and Chief Executive Officer

Date: June 29, 2011